AGREEMENT BETWEEN

            NEW YORK STATE ELECTRIC & GAS CORPORATION

                               AND

                  SARANAC ENERGY COMPANY, INC.



                                   Dated as of April 27, 1990



                        TABLE OF CONTENTS

Article                                                      Page

I.    Representations, Warranties and Covenants                2

II.   Term                                                     7

III.  Delivery and Purchase                                    8

IV.   Payment                                                  9

V.    Price For Electricity Sold To Buyer                     11

VI.   Interest                                                11

VII.  Metering and Telemetry                                  12

VIII. Procedures for Interconnection and Installation of
      Interconnection Facilities                              17

IX.   Rearrangement, Relocation, Retirement or
      Abandonment of Buyer's Facilities                       22

X.    Suspension of Buyer's Obligations and Disconnection
      of Plant from Buyer's System                            25

XI.   Coordination of Plant and System Maintenance            28

XII.  Purchase of Plant; Extension of Agreement               30

XIII. Breach; Cure; Dispute Resolution                        31

XIV.  Indemnification and Insurance                           42

XV.   Access to Seller's Property                             44

XVI.  Force Majeure                                           45

XVII. Assignment or Transfer                                  48

XVIII.Approval of Agreement                                   49

XIX.  Amendments, Approval of Amendments                      50

XX.   Applicable Avoided Cost Payments Upon Termination       52

XXI.  Miscellaneous Provisions                                53



Exhibit A -Site Plan, Project Description, and Wheeling Charge

Exhibit B -Rates and Related Provisions

Exhibit C -Assignment and Assumption Agreement

Exhibit D -Assignee Opinion of Counsel

Exhibit E -Parent Guarantee

Exhibit F -Opinion of Seller's Counsel

Exhibit G -Opinion of Buyer's Counsel

Exhibit H -Calculation of Avoided Cost



                            AGREEMENT

          WHEREAS, New York State Electric & Gas Corporation

("Buyer"), is a corporation organized under the Transportation

Corporations Law of the State of New York and is authorized by its Certificate of Incorporation and by the State of New York to

engage in the production, transmission, sale and distribution of electricity for heat, light and power to the public; and

          WHEREAS, Saranac Energy Company, Inc., (or its Assignee

pursuant to Article XVII of this Agreement) ("Seller"), proposes to construct, own, and operate a natural gas fired cogeneration plant and appurtenant facilities located in Clinton County, New

York as more specifically defined in Exhibit A "site plan" (the

"Plant"), which is designed to generate nominally 75 MW but not to exceed 79.99 MW of capacity (net of station uses) and to

generate approximately 657,000 MWH of electric energy annually

(individually and collectively referred to as "electricity") for delivery to the electric system of Buyer with which the Plant will be physically interconnected to the extent committed under

Article III of this Agreement; and

          WHEREAS, the Plant will be a qualifying facility under

the Public Utility Regulatory Policies Act of 1978 ("PURPA"), as

defined as of the date of this Agreement in 16 U.S.C. Section

796, and will be a "co-generation facility," as defined as of the date of this Agreement in Section 2, subdivision 2-a of the New

York Public Service Law; and

          WHEREAS, Seller desires to sell electricity generated

by the Plant to Buyer; and

          WHEREAS, Buyer agrees to purchase electricity generated

by the Plant on the terms and conditions set forth herein and therefore is willing to enter into this Agreement with Seller;

          NOW, THEREFORE, in consideration of the promises and

other good and valuable consideration given one party to the other, the sufficiency of which each party acknowledges, Buyer and Seller agree as follows:

Article I. Representations, Warranties and Covenants

          1.1  Seller makes the following representations,

warranties and covenants as the basis for the benefits and

obligations contained in this Agreement:

          (a)  Seller represents and warrants that it is a

corporation, duly organized, validly existing and in good

standing under the laws of the State of Texas and qualified to do business under the laws of the State of New York, and has the corporate power and authority to own, lease or otherwise have a possessory interest in its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

          (b)  Seller represents, covenants and warrants that if

the Plant is constructed, Seller shall own and operate the Plant during the term of this Agreement and that the Plant will have a nominal rated capacity of 75 MW and in no event will exceed 79.99

MW of capacity net of station uses (independent of any

consideration of the Plant's Status as a "co-generation facility"

as defined in Section 2, subdivision 2-a of the New York Public

Service Law) and is projected to generate approximately 657,000

MWH of electric energy annually, and that this Agreement shall be binding for the term hereof on Seller.  Seller represents and further warrants that at the time of the Commercial Operation

Date (as herein defined) of the Plant and at all times thereafter during the term of this Agreement, (i) the Plant will be a

qualifying facility under the Federal Power Act, as amended by

PURPA and the Regulations promulgated thereunder; and the Plant will be a "co-generation facility" as defined in Section 2,

subdivision 2-a of the New York Public Service Law, as in effect on the date of this Agreement, except that the Plant shall be required to comply with amendments to those laws and regulations specifically made retroactive to the Plant.

          (c)  Seller represents, covenants and warrants that, to

the best of Seller's knowledge, information and belief then

available at the time of commencement of commercial operation of the Plant, Seller will be in material compliance with, or will have acted in good faith to be in compliance with, all laws,

judicial and administrative orders, rules and regulations, with respect to the ownership and operation of the Plant, including but not limited to the following: all requirements to obtain and comply with the conditions of any applicable certificates,

licenses, permits, governmental approvals; the filing of all applicable environmental impact analyses; and, if applicable and required by law, the mitigation of demonstrable environmental impacts.

          (d)  Seller represents and warrants that it is not

prohibited from entering into this Agreement and discharging and performing all covenants and obligations on its part to be

performed under and pursuant to this Agreement, and the execution and delivery of this Agreement, the consummation of the

transactions contemplated hereby and the fulfillment of and

compliance with the provisions of this Agreement will not

materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions or

provisions of any law, any order of any court or other agency of government, any certificate of incorporation or by-laws of the

Seller or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan

agreement, other evidence of indebtedness or any other agreement or instrument to which the Seller is a party or by which it or any of its property is bound, or result in a material breach of or a material default under any of the foregoing, and this

Agreement is the legal, valid and binding obligation of the

Seller enforceable in accordance with its terms, except as it may be rendered unenforceable by reason of bankruptcy or other

similar laws affecting creditors' rights.

          (e)  Seller represents and warrants that all corporate

consents and authorizations required for Seller to execute and deliver this Agreement have been obtained.

          1.2  Buyer makes the following representations,

warranties and covenants as the basis for the benefits and

obligations contained in this Agreement:

          (a)  Buyer represents and warrants that it is a

corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, has the corporate power and authority to own its properties, to carry on its electric utility business as now being conducted and to enter into this Agreement and the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

          (b)  Buyer represents and warrants that it is not

prohibited from entering into this Agreement and discharging and performing all covenants and obligations on its part to be

performed under and pursuant to this Agreement, and the execution and delivery of this Agreement, the consummation of the

transactions contemplated hereby and the fulfillment of and

compliance with the provisions of this Agreement will not

materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions, or

provisions of any law, any order of any court or other agency of government, the certificate of incorporation or By-laws of Buyer,

or any contractual limitation, corporate restriction or

outstanding trust indenture, deed of trust, mortgage, loan

agreement, other evidence of indebtedness or any other agreement or instrument to which Buyer is a party or by which it or any of its property is bound or result in a material breach of or

material default under any of the foregoing, and this Agreement is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as it may be rendered

unenforceable by reason of bankruptcy or other similar laws

affecting creditors' rights.

          (c)  Buyer represents and warrants that it has adequate

means and net worth to self-insure for the purposes of Article

XIV of this Agreement.

          (d)  Buyer represents and warrants that all corporate

action required on its part to execute and deliver this Agreement has been completed.

          1.3  Contemporaneously with the delivery of this

Agreement, each party shall furnish the other a favorable opinion of its counsel, in the form of Exhibits F and G hereto,

respecting certain representations made by the party furnishing the opinion.

Article II.  Term

          This Agreement shall become effective when approved by

the New York State Public Service Commission ("Commission")

pursuant to the provisions of Article XVIII and shall remain in full force and effect for a period of fifteen (15) years

determined from the Commercial Operation Date (as defined below),

subject to termination as provided herein.  For purposes of this

Agreement, the Commencement Date will occur when the Plant is synchronized to Buyer's electrical system and electricity is first delivered to Buyer; and the Commercial Operation Date will occur when the Seller so declares, but not more than 120 days after the Commencement Date.  Notwithstanding the above, neither the Commencement Date nor the Commercial Operation Date shall occur until Seller shall provide Buyer with at least ten (10)

days' prior written notice of each date.  Applicable provisions of this Agreement shall continue in effect after termination to the extent necessary to provide for final billings and

adjustments related to the period prior to termination.  Buyer shall pay Seller the energy portion of its filed buyback tariff for electric energy delivered to Buyer during the period between the Commencement Date and the Commercial Operation Date, if

applicable.

Article III.  Delivery and Purchase

          During the term of this Agreement, Seller shall deliver

and sell to Buyer and Buyer shall accept and purchase from

Seller, subject to the terms and conditions of this Agreement,

all of the electricity produced by the Plant, net of that

electricity used, from time to time, to operate the Plant.

          No change in the amount of capacity committed hereunder

shall be permitted without the written consent of Buyer and

Seller; provided, however, that all the dependable maximum net capability ("DMNC") of the Plant determined by a capability test conducted, following the Commercial Operation Date of the Plant,

in the manner and according to the standards provided in the performance guarantee made part of Exhibit B herein to determine the DMNC of the Plant, will constitute the amount of capacity committed to Buyer pursuant to this Article without the consent of the parties to this Agreement; except, that if there is a failure of equipment to operate during any test, the test will be disregarded for purposes of this paragraph, provided that Seller shall provide Buyer with written documentation of such failure within two weeks of the occurrence.  Within four (4) months of the initial completed test, Seller may conduct an additional capability test and may designate the result as the DMNC.

          For purposes of this Agreement, "deliver" shall mean to

make available for sale to Buyer at the delivery point, which for purposes of this Agreement shall be the point at which Buyer's and Seller's electric facilities are interconnected.  Electricity delivered to Buyer shall be of a type known as three-phase

alternating current with a nominal frequency of sixty (60) hertz and a nominal voltage of 115 kV volts phase to phase.

Article IV.  Payment

          Buyer shall pay Seller via wire transfer or such other

agreed upon payment method to Seller's account at such bank as

Seller may from time to time designate in writing on or before the twenty-fifth (25th) day of each month for the electricity delivered to Buyer during the preceding calendar month, applying the price terms set forth in Article V; provided that Seller shall notify Buyer in writing, at least thirty (30) days in

advance of a required payment hereunder, of any change in the account to which such payment is to be directed.  Along with this payment, Buyer shall enclose a statement explaining how the

payment amount was calculated.

          Upon receipt of each payment, Seller shall examine the

accompanying statement to ensure that it has been calculated correctly, and shall promptly notify Buyer of any errors therein which Seller in good faith believes have been made along with the facts providing the basis for such belief.  Buyer will promptly review Seller's complaint.

          If the parties are unable to agree upon a settlement of

the contested portion of any statement after the parties have availed themselves of their rights to meter testing as provided in Article VII and after Seller has had an opportunity to review

Buyer's records bearing on the disputed matter, the dispute shall be settled in accordance with the procedures of the Public

Service Commission similar to those set forth in 16 NYCRR Part

12, for the resolution of disputes, subject to judicial review.

Article V. Price For Electricity Sold To Buyer

          Buyer will pay Seller for each kilowatt hour of

electricity delivered the prices specified in the rate schedule contained in Exhibit B of this Agreement, subject to the security provisions and performance guarantee made part of Exhibit B to this Agreement.

Article VI.  Interest

          If either party shall fail to make any payment required

by this Agreement when due, including contested portions of bills as provided under Article IV, or if either party makes an

overpayment requiring a refund by the other party, the amount due shall bear interest at the rate prescribed for late payment

charges in Buyer's retail tariff on the unpaid balance until date of payment, provided that in the event of such an overpayment,

interest shall accrue on the overpayment from the date that such overpayment was made.  Remittance received by mail, when

permitted, will be accepted without interest charges if such payment was mailed on or before the due date.  If the due date of any payment falls on a Sunday or holiday, the next business day shall be the last day on which payment can be mailed or paid without interest charges being assessed.

Article VII.  Metering and Telemetry

          Except as may be otherwise specifically provided for

herein, electricity delivered by Seller to Buyer will be measured by electric meters and associated equipment of a type approved by the Commission, which meters and equipment shall be installed on

Seller's premises and owned, installed, operated and maintained by Buyer at Seller's expense.  Seller shall, at its own expense,

furnish, install and maintain mounting facilities for such meters and associated devices.

          The metering equipment shall be sealed by Buyer and the

seals shall be broken only upon occasions when the meters are to be inspected, tested or adjusted, and representatives of Seller shall be afforded reasonable opportunity to be present upon such occasions.  Periodic tests of such metering equipment, at

intervals not to exceed those prescribed by the Commission's regulations for comparable meters will be made by Buyer at

Seller's expense, and additional tests will be made at any

reasonable time upon request therefor by Seller at Seller's

expense.  If, as a result of such tests, the metering equipment is found to be defective or inaccurate, it will be restored to a condition of accuracy or replaced at Seller's expense.  If a test of the metering equipment is made at the request of Seller with the result that said metering equipment is found to be

registering correctly or within two percent (2%) plus or minus of one hundred percent (100%), Seller shall bear the expense of such test; provided that if such test shows an error greater than two percent (2%) plus or minus of one hundred percent (100%), then

Buyer shall bear the expense of such test.  All meters shall be adjusted as close as practical to one hundred percent (100%) at time of installation and testing.

          If any of the metering equipment tests provided for

herein disclose that the error for such equipment exceeds two percent (2%) Plus or minus of one hundred percent (100%), then the actual meter readings for the second, or more recent, half of the period between the date of the last test on such equipment and the date of the correction of the malfunction will be

adjusted, either upward or downward, to correct for such error,

unless there is verifiable information upon which an accurate adjustment can be made for part or all of the period, including readings from Seller-installed meters.  Any correction in billing resulting from such correction in meter records shall be made with interest at the rate specified in Article VI in the next monthly payment made by Buyer after the inaccuracy is verified,

and such correction when made shall, in the absence of bad faith,

fraud, or intentional wrongdoing, constitute a complete and final settlement of any claim arising between the parties hereto out of such inaccuracy of the metering equipment.

          Seller shall have the right to install its own meters

and shall maintain them according to standards prescribed by Part

92 of the Commission's regulations.  Should any metering

equipment installed by Buyer fail to register the electricity delivered during any period of time, or if Seller and Buyer agree that the meter registration is invalid, the amount of electricity delivered during such period will be estimated by the parties according to the amounts previously delivered during similar periods under substantially similar conditions, unless meter readings are available from Seller-installed meter equipment,

subject to a test of its accuracy conducted in accordance with the procedure provided in this Article.  In the event Seller's meters are used and said metering point is on the low-voltage side of the main transformer, an adjustment for transmission and transformation losses will be made to such meter readings.

          At Seller's expense, Seller shall, prior to the

Commencement Date, install to specifications, procedures, and/or instructions relating to the installation of telemetry equipment,

adequate metering and communication equipment ("Telemetering

Equipment") to transmit information to Buyer to monitor Seller's generation of electricity.  The specifications, procedures,

and/or instructions to be provided by Buyer pursuant to this paragraph shall be in such detail as is reasonably necessary for

Seller to develop final cost estimates for the telemetry

equipment and shall be furnished on or before the later of (a)

December 1, 1990, (b) two (2) months after Buyer receives all single line drawings required from Seller under this Agreement,

or (c) such other time as is mutually agreed upon by both parties in writing.  Seller may, within thirty (30) days of the later of such dates, petition the Commission for a determination that such telemetry should not be required.  Telemetry of information

required for operation of Buyer's system, including but not

limited to real power, shall be provided to Buyer continuously

(every two (2) seconds).  The required installation shall include such communication channel or channels required to transmit this data to Buyer's Power Supply Department.  Buyer shall install and

Seller shall pay for receiving equipment at Buyer's end of the required communication channel(s).  Seller shall pay the monthly charges associated with said communication channel(s).  The

procedures for establishing schedules and time deadlines for the telemetry arrangements including, without exclusion, Buyer's acceptance of Seller's design and construction of such

facilities, shall be governed by Article VIII.

          Buyer, at Seller's expense, shall maintain the

telemetry equipment and repair same in the event of a failure of said equipment.  From the time Seller or Buyer first becomes aware of such failure and until operations can be restored,

Seller shall (absent a waiver in whole or part by Buyer) provide

Buyer by telephone or facsimile information concerning current and expected unit output every half hour; concerning changes in unit output (plus or minus) of five (5) MW from the last reported output or more as they occur: and concerning changes in the

status of equipment as they occur or as soon thereafter as they are recognized by Seller.  If the Seller fails to provide the data required by this Article VII, Buyer may direct that the generating facility of the Plant be disconnected from Buyer's system.  Buyer shall give advance notice, as circumstances

permit, of the need for such disconnection to employees of Seller designated from time to time by Seller to receive such notice directing such disconnection.  Upon receipt of notice directing such disconnection, Seller shall carry out the required action without undue delay.  Where circumstances do not reasonably

permit such advance notice to Seller or Seller's employees,

including but not limited to circumstances in which Seller's facility is unstaffed, Buyer may disconnect the generating

facility of the Plant from Buyer's system until Seller provides the required data to Buyer.

Article VIII.  Procedures for Interconnection and Installation of
Interconnection Facilities

          Interconnection of the Seller's facilities with Buyer's

electric system shall be governed by the requirements and

conditions contained in Buyer's New York State Electric & Gas

Corporation Bulletin 86-01 Guide to NYSEG's Requirement For Any

Independent Power Producer, Revised March 1989 ("Bulletin") which is incorporated herein by reference and with which terms and conditions the parties hereby agree to be bound.  Such Bulletin shall at a minimum specify procedures for the establishment of schedules and time deadlines.  In the event of conflict between this Agreement and the Buyer's Bulletin, this Agreement is

controlling.

          If Seller and Buyer are unable to agree on application

procedures, information requirements, schedules and deadlines, or interconnection costs, equipment or procedures, or compliance with the foregoing, either party may petition the Commission to resolve the dispute, subject to judicial review.

          Seller shall, at its cost and expense, construct and

install the interconnection facilities set forth in Exhibit A-1

(as it may be amended from time by mutual agreement of the

parties), as required for Buyer to receive electricity from

Seller's facilities, including telemetry equipment.  All such interconnection facilities after construction and installation by

Seller shall thereupon become the property of and shall be owned and maintained by Buyer at Buyer's expense, except for those items listed in Exhibit A-2 (as it may be amended from time by mutual agreement of the parties), which shall be operated and maintained by Buyer at Seller's expense, subject to the

provisions of Article VII.  In the event it is necessary for

Buyer, in its sole discretion subject to the dispute resolution procedure in Article XIII(c), to continue facilities in service that were scheduled to be retired, or to install additional

facilities or to extend or reinforce or modify its system, in each case for the receipt of electricity under this Agreement

(hereinafter referred to as "Dedicated Facilities"), Buyer shall provide Seller with as much advance notice as reasonably

practicable and Seller shall reimburse Buyer for the incremental costs and expenses incurred in connection with the continuation in service, installation, extension or reinforcement of the

Dedicated Facilities.  Such payment to Buyer respecting Dedicated

Facilities shall include any taxes due on account of such

reimbursement appropriately reduced by the present value of

depreciation deductions and any other tax benefits applicable to the Dedicated Facilities over their tax life.  All Dedicated

Facilities shall remain the property of Buyer, and Buyer shall be responsible for any taxes due on account of its ownership and use of the Dedicated Facilities after termination of this Agreement,

whether such taxes arise out of Seller's prior reimbursement or otherwise.  To the extent that the capital costs or expenses of the Dedicated Facilities are recovered or are to be recovered from other rates or charges assessed by Buyer, including charges for facilities employed by Buyer to sell electricity to Seller,

and to the extent that the capital costs of the Dedicated

Faci1ities were previously paid by Seller, such costs and

expenses shall not be included in any of the payments due under this Article.

          Buyer, at the expiration of the term of this Agreement

and at the request of Seller, agrees to execute a new agreement concerning the Dedicated Facilities and containing the same

provisions set out herein if use of such Dedicated Facilities is necessary or desirable to Seller in order to carry out a

successor transaction for sale of the output of the Plant to

Buyer or someone other than Buyer, whether by contract, tariff,

or otherwise (subject, however, to the provisions in this

Agreement concerning the requirement to continue the

interconnection based on the suitability of such facilities for such use); and this obligation shall survive the expiration of this Agreement for all other purposes.  Nothing contained in this

Agreement with respect to the continuing availability of the

Dedicated Facilities for the receipt of the Plant's electric output obligates or requires the Buyer to offer to provide and/or arrange for general transmission services utilizing facilities other than the Dedicated Facilities to facilitate such a

successor transaction involving a sale to someone other than the

Buyer; and, to the extent that the Dedicated Facilities are

utilized to carry out a successor transaction for sale of the output of the Plant to someone other than Buyer, Buyer may charge

Seller for some or all of the cost of operating and maintaining the Dedicated Facilities, as appropriate under the circumstances,

as well as a return on and of any investment made for the

replacement or improvement of the Dedicated Facilities to the extent necessary for the continued acceptance of Seller's Power.

In addition, Buyer may charge its conventional rates for services involving facilities other than the Dedicated Facilities.

          For Dedicated Facilities estimated to cost less than

$10,000, the estimated incremental costs and expenses to be

incurred by Buyer in connection with the continuation in service,

installation, extension or reinforcement of the Dedicated

Facilities shall be paid in a lump sum amount to Buyer prior to ordering or constructing such facilities.  For Dedicated

Facilities estimated to cost $10,000 or more, Seller shall prepay to Buyer the cost of any such facilities that Buyer must order and shall make payments in advance each month for all other

estimated costs and expenses scheduled to be incurred by Buyer during the next succeeding month in connection with the

continuation in service, installation, extension or reinforcement of the Dedicated Facilities, less ten percent (10%) retainage until completion of the Dedicated Facilities.  Upon completion of the Dedicated Facilities, the actual and estimated costs and expenses incurred in connection with the Dedicated Facilities shall be compared and the difference between them shall be

promptly paid by or reimbursed to Seller as appropriate.

          Each month during the term of this Agreement, Seller

shall reimburse Buyer for expenses incurred by Buyer for the operation and Maintenance of the Dedicated Facilities listed in

Exhibit A-2 at one-twelfth (1/12) of the annual rate specified in

Buyer's applicable tariff.  An explanation of such expenses shall accompany each bill submitted by Buyer.  Said reimbursable

expenses shall include but are not limited to the cost for time spent by Buyer's in-house engineers on matters arising under

Articles VIII and IX.  Either party may petition the Commission to resolve disputes relating to said bills, subject to judicial review.  Bills for sums due under this Article VIII shall be rendered monthly.  All bills shall be due and payable within thirty (30) days after the date thereof.

          The question of the allocation of responsibility for

payment of wheeling charges that may be incurred in connection with the operation of this Agreement is before the Commission.

Exhibit A-3 sets out the terms of the resolution of this issue.

Article IX. Rearrangement, Relocation, Retirement or Abandonment of Buyer's Facilities

          If, at some future time, Buyer determines it is

necessary to relocate or rearrange its system to which the Plant is connected, Buyer shall advise Seller one (1) year in advance in writing, explaining the proposed relocation or rearrangement of Buyer's system, or as promptly as possible after Buyer becomes aware of such need if such relocation or rearrangement will occur less than one (1) year from such awareness.  If such relocation or rearrangement is ordered or required by governmental

authority, Buyer shall give prior notice to Seller equal in time to the notice given Buyer by such governmental authority, to the extent possible.  Buyer will indicate the investment required for new facilities proposed to reestablish the connection which the utility would not have incurred but for Seller's connection to

Buyer's electric system.  Seller will have the option of

reimbursing Buyer for the cost of these new facilities (which shall be Dedicated Facilities) or of providing its own reasonable alternative interconnection to Buyer's system, provided that such alternative interconnection is subject to Buyer's approval, which approval shall not be withheld unreasonably.  The procedure for submission and approval of such alternative interconnection plans shall be set forth in Buyer's Bulletin described in Article VIII.

          In the event that Seller demonstrates to Buyer's

satisfaction that both of the aforesaid options would render operation of the Plant uneconomic for the balance of this

Agreement, then Seller may elect to terminate this Agreement upon sixty (60) days' prior written notice to Buyer, provided that

Seller either (a) has returned any payments made by Buyer in excess of the Commission's 1988 estimate of Buyer's long-run avoided cost, in Case 28962, has paid all other amounts due Buyer under this Agreement, or (b) agrees to reimburse Buyer monthly the amount by which Buyer's actual reasonably incurred cost for replacement electricity exceeds the amount that Buyer would have paid to Seller under this Agreement for such electricity,

adequately secures such reimbursement payments for the remaining term of this Agreement in a reasonable and mutually satisfactory manner, and has paid all other amounts due to Buyer under this

Agreement.

          If at some future time, Buyer determines it is

necessary to retire or abandon any facilities to which the Plant is connected, and which are necessary to accommodate the output of the Plant in a manner consistent with prudent utility

practices, Buyer shall advise Seller, at least one year in

advance, in writing, indicating Buyer's annual cost of facilities required exclusively to accommodate the output of the Plant.

Seller shall then have the option of paying Buyer for these

annual costs or of providing alternate interconnection to Buyer's system acceptable to Buyer.  Such an alternative may be the

purchase by Seller of Buyer's existing facilities, which would have been retired in place, at the fair market value negotiated by the parties, taking into consideration without excluding other factors, Buyer's desire to retire or abandon the facilities less any amount previously paid by Seller for the purchase,

construction or improvement of such facilities.  In the event

Seller elects to pay Buyer the annual charges associated with these facilities, said charges shall be recomputed as of January lst of every year.

          In the event the interconnection shall be discontinued

or abandoned due to causes beyond the control of Buyer, Buyer will not be liable therefor.

Article X. Suspension of Buyer's Obligations and Disconnection of
Plant from Buyer's System

          Buyer, recognizing Seller's representation that

electric sales to Buyer over the interconnection represent

Seller's primary source of revenues, shall at all times during the term of this Agreement, or any extension or renewal thereof,

endeavor to maintain the interconnection between the Plant and

Buyer's facilities, consistent with its obligations to its

customers and with prudent utility practices.  In the event this interconnection shall be interrupted or defective or shall fail from causes beyond the control of Buyer or because of the

ordinary negligence of Buyer, its officers, agents and employees,

Buyer will not be liable therefor.

          Buyer's acceptance of and obligation to pay for

electricity generated by the Plant shall be suspended for any periods of time during which Buyer's system is physically unable to accept such electricity for reasons of repair, connection of other customers or generators of electricity, system emergency,

safety, temporary outage of facilities, and/or actions taken pursuant to Article IX; provided, however, that Buyer shall use all reasonable efforts to coordinate any scheduled outage under this paragraph with Seller.

          In such circumstances, Buyer shall notify Seller of

such suspension and of the reason therefore as soon as is

reasonably possible under the circumstances (whether before or after the suspension), and shall thereafter keep Seller apprised of the estimated duration of the suspension, as such estimate may change from time to time.  During any period of suspension, Buyer and Seller shall endeavor to end the suspension as promptly as is reasonably possible.  Buyer's acceptance of and obligation to pay for electricity generated by the Plant shall also be suspended for any period of time during which Seller fails to maintain the insurance policies required by this Agreement; provided, however,

that electricity accepted by Buyer shall be paid for at the rate specified in Exhibit B to this Agreement.

          If necessary, and solely for reasons set forth above,

Buyer may direct that the generating facility of the Plant be disconnected from Buyer's system.  Buyer shall give advance

notice, as circumstances permit, of the need for such

disconnection to employees of Seller designated from time to time by Seller to receive such notice.  Upon receipt of notice

directing disconnection, Seller shall carry out the required action without undue delay.  Where circumstances do not permit such advance notice to Seller or Seller's employees, including but not limited to circumstances in which Seller's facility is unstaffed, Buyer may disconnect the generating facility of the

Plant from Buyer's system.  In such circumstances, Buyer shall notify Seller of such disconnection and of the reason therefor as soon as is reasonably possible following the disconnection, and shall thereafter keep Seller apprised of the estimated duration of the disconnection, as such estimate may change from time to time.

          During any period of disconnection, Buyer and Seller

shall endeavor to restore the interconnection as promptly as is reasonably possible.

          Seller shall bear any extraordinary cost reasonably

incurred by Buyer as a result of any such disconnection or re-

connection, except that Buyer shall bear such costs with respect to facilities it owns or controls if the disconnection is due to its negligence.  An extraordinary cost is a cost that would not be incurred by Buyer absent the existence of the Plant; provided,

however, that such extraordinary cost shall not include any

incremental expenses incurred by Buyer for the operation and maintenance of Dedicated Facilities which are reimbursed by

Seller pursuant to Article VIII.

          It is further agreed that Buyer, subject to any law or

regulatory or governmental order requiring otherwise, upon notice to the Seller sufficient to allow Seller to cease deliveries of electricity, shall not be obligated to purchase electricity from the Seller during any period during which, due to operational circumstances, purchases from Seller would result in costs

greater than those which Buyer would incur if it did not make such purchases but instead generated an equivalent amount of energy itself (the term "operational circumstances" to be defined for the purposes set forth in this paragraph in the manner

described in the FERC's rules and regulations in effect on the date of this Agreement, as further clarified in the Commission's discussion in its Order Rejecting Curtailment Clauses, issued

June 27, 1989, and its Order Denying Rehearing and Clarifying

Prior Order, issued December 12, 1989, both in Case 88E-081)

("the Curtailment Orders").  The Buyer's claim that such a period has occurred, is occurring, or will occur is subject to such verification by the Commission as it determines necessary or appropriate before, during, or after the occurrence in accordance with the Curtailment Orders and the procedures set out therein.

Article XI.  Coordination of Plant and System Maintenance

          Other than unscheduled maintenance, Seller shall use

best efforts to coordinate with Buyer the maintenance of the

Plant required in order to ensure the sound operation of the

Plant and Buyer's system.  Except in cases of emergency or

repairs that cannot be deferred, maintenance shall not be

scheduled or performed during the months of November through march inclusive without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

          Buyer shall endeavor to coordinate with Seller the

scheduling of any planned maintenance or repair outages of

facilities to which the Plant is interconnected by scheduling such outages during times when Seller has scheduled maintenance of the Plant, by giving advance notice to Seller, or by other reasonable means of coordination.

          Seller shall use its best efforts to provide, prior to

commercial operation, a schedule of maintenance outages for the

Plant's first twelve months of commercial operation.  After the first twelve months of commercial operation, Seller shall provide a schedule of expected maintenance outage periods, including the expected duration and desired time, on or before September 1 of each year for the three (3) succeeding calendar years.  The

schedule for the first such succeeding year shall not be changed without the consent of Buyer, which consent shall not be

unreasonably withheld.  In addition, Seller shall provide the expected duration of a forced outage within forty-eight (48)

hours after the start of the outage.

Article XII.  Purchase of Plant; Extension of Agreement

          In the event Seller proposes to sell, or receives an

acceptable offer to purchase, the Plant or any part thereof

during the term of this Agreement, or during any extension

thereof, Seller shall first notify Buyer, in writing, of its intention to sell (which sale will be subject to the condition established in Article XVII of this Agreement that the purchaser shall assume this Agreement) and of the proposed price.

Following receipt of such notice, Buyer shall have, for a sixty

(60) day period, the option to purchase the Plant or such part thereof, together will all improvements, lands, and rights

associate therewith, at such price.  If Buyer does not exercise its option to purchase within sixty days, then Seller may sell the plant or such part thereof to a third party at the same or a higher price.  This provision shall not apply to any transfer or assignment by Seller for the sole purpose of financing the Plant.

          If it is Seller's intention to continue to operate the

Plant after the end of the term of this Agreement, Seller shall,

no later then one (1) year before the expiration of the term of this Agreement, initiate discussions with Buyer concerning the terms of an extension of this Agreement.  Seller and Buyer shall negotiate such an extension in good faith, and Seller shall not offer the Plant output to, or open negotiations with, any other potential buyer until the earlier of (a) an impasse in such

negotiations, (b) a decision by Buyer not to continue

negotiations, or (c) five (5) months prior to the expiration of the Agreement.

          If it is Seller's intention to sell any of its

interests in the Plant at the conclusion of the term of this

Agreement, Seller shall, no later than one (1) year before the expiration of the term of this Agreement, initiate discussions with Buyer concerning the terms of a purchase of such interests by Buyer.  Seller and Buyer shall negotiate such a purchase and sale in good faith, and Seller shall not offer to sell such

interests in the Plant to any other potential buyer until the earlier of (a) an impasse in such negotiations, (b) a decision by

Buyer not to continue negotiations, or (c) five (5) months prior to the expiration of the Agreement.

Article XIII.  Breach; Cure; Dispute Resolution

          This Article describes certain occurrences which can

result in a breach of the contract and the rights of the parties in such an event.  This Article does not describe all possible events which could constitute a breach nor all the rights of the parties in the event of a breach.

          (a)  The sale by Seller to a third party, or diversion

by Seller for any use, of electricity committed to Buyer, by

Seller under Article III without the written approval of Buyer,

shall constitute a breach, as a result of which breach Buyer may in its discretion, upon sixty (60) days' written notice to Seller specifying the reason(s) and the basis for terminating the

Agreement, treat the Agreement as terminated and all obligations to purchase and pay for electricity (other than electricity

delivered prior to the date of termination) extinguished;

provided, however, that such notice must be sent within one (1)

year after actual discovery by Buyer of the facts giving rise to the claim of breach; provided further, however, that during this sixty (60) day period, if an outstanding dispute remains

concerning the breach, either party may bring such dispute to the

Commission for resolution according to the Commission's Rules of

Procedure, subject to judicial review, and this Agreement shall not be terminated by the party claiming the breach prior to such resolution or final disposition by the Commission and final

judicial review thereof; provided, however, that the party

claiming the breach may petition the Commission for summary

dismissal of the petition to resolve the dispute on the ground that the dispute is not bona fide.  In the event the party

alleged to be in breach does not commence a proceeding on a

dispute with the Commission within the time period described,

this Agreement may be terminated by the party alleging the

breach; provided, further, that this Agreement may be suspended by Buyer (except those obligations of Seller relating to metering and telemetry necessary to allow Buyer to determine if Seller is generating and delivering electricity during the suspension

period) prior to judicial review if the Commission determines that continued operation of the Plant or Seller's related

electric facilities, if any, presents a danger to life or

property.  Such suspension shall remain in effect until such time as the Commission determines that operation of the Plant,

including Seller's related electric facilities, if any, no longer presents a danger to life or property.  The rights of lenders to

Seller to cure such a breach and/or to forestall termination pursuant to this paragraph are addressed in the Security exhibit to this Agreement.

          (b)  Upon a determination by the Commission, on its own

motion or pursuant to a petition by a party, subject to final judicial review, either that a material, factual representation made in this Agreement by one party as a basis for the other party's willingness to enter into this Agreement, or made by such party's assignee, has been falsely made and the falsehood was made willfully, knowingly or with a reckless disregard for its truth or falsity, or that a material warranty given under Article

I of this Agreement has been willfully and knowingly breached,

the other party may terminate this Agreement; provided, however,

that the party seeking to terminate the Agreement must file said petition within one (1) year after actual discovery by said party of the facts giving rise to the claim herein.  Termination of this Agreement may not occur until final judicial review has been completed or the time therefor has expired, but this Agreement may be suspended by Buyer (except those obligations of Seller relating to metering and telemetry necessary to allow Buyer to determine if Seller is generating and delivering electricity during the suspension period) prior to judicial review if the

Commission determines that continued operation of the Plant or

Seller's related electric facilities, if any, presents a danger to life or property.  Such suspension shall remain in effect until such time as the Commission determines that operation of the Plant, including Seller's related electric facilities, if any, no longer presents a danger to life or property.  The rights of lenders to Seller to cure such a breach and/or to forestall termination pursuant to this paragraph are addressed in the

Security exhibit to this Agreement.

          (c)  Under events 1-7 enumerated below, the identified

act, failure or omission by Seller or Buyer will constitute a breach of this Agreement.  Seller or Buyer shall notify the other party in writing, which notice shall specify the nature of the act, failure or omission and the evidence supporting the claim;

provided, however, that such notice must be sent within one (1)

year after actual discovery by the party seeking to terminate this Agreement of the facts giving rise to the claim herein.

Following such notice, the other party and, in the case of breach by Seller, Seller's secured lenders shall have a sixty (60) day period in which to cure the act, failure or omission, or, if the breach cannot be cured through diligent action within the sixty

(60) day period, begin diligently to work to cure the breach.  In the latter event, the breaching party shall notify the party alleging the breach of the additional period necessary to cure the breach, and the party alleging the breach shall either agree or disagree in writing with the additional necessary period,

within seven (7) working days of receipt of notice from the party alleged to be in breach; during the initial sixty (60) days

following notice of the alleged breach, if an outstanding dispute remains concerning the breach, the cure, or the additional time necessary for the cure, either party may bring such dispute to the Commission for resolution according to the Commission's Rules of Procedure, subject to judicial review, and this Agreement shall not be terminated by the party claiming the breach prior to such resolution or final disposition by the Commission and final judicial review thereof; provided, however, that the party

claiming the breach may petition the Commission for summary

dismissal of the petition to resolve the dispute on the ground that the dispute is not bona fide.  In the event the party

alleged to be in breach fails to care and a proceeding on a bona fide dispute has not been brought to the Commission within sixty

(60) days, or in the event of a breach that cannot be cured

within sixty (60) days, within seven (7) working days of receipt by the party alleged to be in breach of notice from the non-

breaching party that the non-breaching party does not accept the extension of the cured period claimed to be necessary by the party alleged to be in breach, this Agreement may be terminated by the party alleging the breach.  Upon such termination, all further obligations of the non-breaching party (other than the obligations to pay any amounts previously owed to the other

party) shall be extinguished:

          1.   An assignment of this Agreement or any rights

created by it is made in violation of the provisions of Article

XVII;

          2.   A failure to comply with any material provision of

either Article XI or the Buyer's Bulletin described in Article

VIII.

          3.   A failure to grant or obtain rights-of-way or

easements or to execute documents as required by this Agreement.

          4.   A failure by one party to make payments when due,

when such payments due reach a level which cannot be offset by any payments due and owing that party by the other party for services rendered, equipment supplied or electricity purchased in any one month.

          5.   A failure to maintain, or an intentional or

knowing material impairment of, any security which is provided to secure payments for electricity, including but not limited to any refusal to surrender possession of the Plant pursuant to a

security provision granting Buyer a right to possession.

          6.   A failure by Seller for a Period of sixty (60)

days to use good faith efforts to resume the delivery of

electricity pursuant to this Agreement after the Plant has ceased operating.

          7.   A failure by Seller to deliver to Buyer an

accurately executed "Independent Power Producer Generator

Notice," Buyer's Form NB 232, within ninety (90) days from the date of execution of the Agreement.

          The rights of lenders to Seller to cure such a breach

and/or to forestall termination pursuant to this paragraph (c)

are addressed in the Security exhibit to this Agreement.

          (d)  In the event that the Plant loses its status as a

qualifying facility under PURPA, pursuant to regulations in

effect on the date of the execution of this Agreement and as may be amended to have retroactive effect to this facility, this

Agreement may at the option of Buyer be terminated immediately without liability of any description, kind or nature whatsoever by Buyer to Seller.  Upon such termination, all further

obligations of both parties (other than the obligations to pay any amounts previously owed to the other party) shall be

extinguished.

          (e)(i)  In the event that and for so long as the Plant

fails to meet the New York Pub. Serv. Law Section 2-a definition of a "co-generation facility" as in effect on the date of

execution of this Agreement, or (ii) in the event that the Plant loses such status by virtue of the electric output from the Plant having exceeded 80 megawatts for any quarter hour period two (2)

times within any five (5) year period, Seller shall receive the following revised pricing:  (1) for such remaining portion of

Period A during which six (6) cents exceeds the 1988 long-run avoided costs, Buyer's current short-run avoided costs; (2) for the remainder of Period A, the 1988 long-run avoided costs per kilowatt hour less amounts (the "reductions") sufficient to repay the Buyer the difference between six cents and the 1988 long-run avoided costs for the period from the Commercial Operation Date until the loss of status as a "co-generation facility", adjusted for the value of money over time at the rate of eleven-twelfths

(11/12) of a percent per month ("the front-load") (the reductions to be calculated as a uniform monthly payment that will

completely amortize the front-load at the end of Period A); and

(3) for Period B, the prices set out in Exhibit B without

alteration.

          The pricing shall revert to the original pricing (with

the adjustment described in the next paragraph if either the

Plant again meets the definition of a "co-generation facility" as described in (e)(i) of this Article or, within ninety (90) days of the institution of revised pricing, Seller provides firm

security in cash or a letter of credit in an amount that will equal the product of (A) the Plant's DMNC, (B) ninety percent

(.90), (C) the number of hours remaining in the calendar year at the time revised pricing was instituted, and (D) any positive difference between the price established by the contract for electricity delivered during that calendar year and the

Commission's most recent estimate of Buyer's long-run avoided costs for such year.  When such security is posted, Buyer shall pay Seller the difference between the contract price and the revised pricing for the period the Seller received the revised pricing.  Thereafter, unless the Plant again meets the definition of a "co-generation facility" as described in e(i) of this

Article, such firm security shall be posted no later than

January 1 each year in an amount that, together with such value,

if any, as the Commission shall accord to the subordinated

mortgage held by Buyer, will equal any positive number resulting from the following calculations:  (1)(A) total payments received by Seller to date from Buyer for electricity provided from the time of the loss of "co-generation facility" status pursuant to this Agreement until December 31 of the preceding year (allowing for the use of estimates for the month of December) less (B) the total payments that Seller would have received over the same period for such electricity at rates equal to Buyer's short-run avoided costs adjusted for the value of money over time (at the rate of eleven (11) percent per annum); plus, (2) for the year beginning on such January 1, the product of (A) the Plant's DMNC,

(B) ninety percent (.90), (C) 8760, and (D) any positive

difference between the price established by the contract for electricity delivered during the next year and the Commission's most recent estimate of Buyer's long-run avoided costs for such year.

          In the event that the Seller, having lost status as a

"co-generation facility" as described in e(i) of this Article and having elected not to provide security as described above,

regains such status during the period that the Seller would have received six (6) cents but for the loss of cogeneration facility status, the contract pricing will go back into effect

immediately.  Further, during the period that the contract

pricing is six cents and the 1988 long-run avoided costs exceed six cents, Seller shall receive in addition to the six cents per kilowatt hour, an amount (the "make-up charge") sufficient to pay the Seller the difference between the contract price and the revised pricing for the period that Seller was receiving the revised pricing, adjusted for the value of money over time at the rate of eleven-twelfths (11/12) of a percent per month (the

"short-fall") (the make-up charge to be calculated as a uniform monthly payment that will completely amortize the shortfall at the end of Period A).

          The rights of lenders to Seller to cure a breach of any

obligation of Seller not enumerated in this Article XIII and/or to forestall termination of this Agreement by Buyer for a

material breach of this Agreement by Seller not enumerated in this Article XIII are addressed in the Security exhibit to this

Agreement.

Article XIV.  Indemnification and Insurance

          Each party shall indemnify, save harmless and defend

the other its directors, trustees, agents, officers, and

employees, against all claims, demands, judgments and associated costs and expenses, related to property damage, bodily injuries or death suffered by third parties resulting from any act or failure to act by such party related to this Agreement.

          Buyer, at its cost and expense, shall maintain and keep

in full force and effect:

          (a)  Commercial general liability insurance in the

amount of at least $1,000,000 per occurrence for bodily injury and property damage resulting from the operations of Buyer; and

          (b)  Statutory workers' compensation insurance and

employer's liability insurance.

          Buyer reserves the right to self-insure either all or

any portion of the foregoing coverages.

          Seller, at its cost and expense, shall maintain and

keep in full force and effect the following insurance with

respect to the Plant:

          (a)  Commercial general liability insurance in the

amount of at least $1,000,000 per occurrence for bodily injury and property damage resulting from the operations of Seller's facilities; and

          (b)  Statutory workers' compensation insurance and

employer's liability insurance.

          Upon a showing satisfactory to Buyer that Seller has

sufficient net worth to self-insure for purposes of this Article,

Seller shall have the right to self-insure either all or any portion of the foregoing coverages so long as there is no

material decrease in said net worth, or means, which renders the same insufficient for purposes of self-insurance.  Seller shall arrange to have its insurance carriers send Buyer a copy of all notices affecting Seller's insurance coverages required under this Article.

          Seller, if not self-insured, shall be required to

provide annually to Buyer certificates of insurance demonstrating that the required coverage has been obtained for the ensuing year.  Buyer, if not self-insured, shall notify Seller of this fact, states in such notice whether it has the insurance

coverages required under this Article, and shall promptly notify

Seller of any reductions in such coverage.  Each party, if self-

insured, shall be required to provide the other party with annual reports of its financial condition and to notify the other party immediately of any material adverse changes, and to purchase insurance from outside carriers, if and to the extent that its net worth or means becomes insufficient for purposes of self-

insurance.

Article XV.  Access to Seller's Property

          Seller shall grant to Buyer, for no additional

consideration, for the term of this Agreement all rights,

privileges, rights-of-way and easements to construct, install,

operate, maintain, repair, replace, inspect and remove Buyer's equipment and facilities as are necessary solely for the purpose of receiving electricity under this Agreement, including adequate and continuing access rights on property of Seller, and Seller agrees to execute such other grants, deeds or customary documents as may reasonably be required to enable Buyer to record such rights-of-way and easements and to record notice, if and to the extent permissible under New York law, that this Agreement must be assigned to and assumed by any purchaser of the Plant as a condition of transfer of legal title to the Plant.

          In the event the parties agree that it is necessary

that any part of the Buyer's facilities solely for the purpose of receiving electricity under this Agreement is to be installed on property owned by other than Seller or Buyer, Seller shall, at its cost and expense, procure from the owner thereof all

necessary rights-of-way and easements for the construction,

operation, maintenance, replacement and removal of Buyer's

facilities upon such property in a recordable form reasonably satisfactory to Buyer.  Buyer shall cooperate with Seller with respect to Seller's acquisition of such rights-of-way and

easements.

          The parties' duly authorized agents or representatives

shall, at all reasonable hours, have access to the premises of

Seller or Buyer for the purpose of (i) inspecting the operation of the Plant, and (ii) inspection all records and documents

relating to the energy generated by Seller at the Plant delivered to Buyer's system.

          The parties agree that they will not construct any

facilities or structures or engage in any activities that will materially interfere with the rights granted to the parties under this Agreement, subject to the provisions of Article IX.

Article XVI.  Force Majeure

          The term "force majeure" as used herein, shall include,

but not be limited to, acts of God, defects in the design or manufacture of the gas turbine generator rotor and stator, steam turbine rotor, steam turbine generator rotor and stator, and main transformers of the Plant (but only where such defect was not reasonably discoverable by the party claiming force majeure and

Seller provides supporting documentation to Buyer regarding such defect), fires, floods, storms, strikes, labor disputes, riots,

insurrections, acts of war (whether declared or otherwise), acts of governmental, regulatory, or judicial bodies, or any other causes beyond the reasonable control of and without the fault or negligence of the party claiming force majeure.

          Except as otherwise provided, if because of force

majeure either party is rendered wholly or partly unable to

perform its obligations under this Agreement, except for the obligation to make payments of money, that party shall be excused from whatever performance is affected by the force majeure to the extent so affected, provided, however, that such event shall not affect the rates applicable to Seller under Article V; provided further that:

          (a)  The non-performing party, within fourteen (14)

days after it becomes aware or should have become aware that it would be unable to perform, gives the other party written notice describing the particulars of the occurrence;

          (b)  The suspension of performance is of no greater

scope and of no longer duration than is required by the force majeure;

          (c)  No obligations of either party which arose before

the occurrence causing the suspension of performance are excused as a result of the occurrence; and

          (d)  The non-performing party endeavors to remedy its

inability to perform.  This subparagraph shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest.  It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the party having the difficulty.

Article XVII.  Assignment or Transfer

          Neither this Agreement nor any rights hereunder may be

assigned or transferred, by operation of law or otherwise, by

Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld, except as provided

hereinafter.  Other than for collateral security purposes in connection with the financing or refinancing of the Plant, if the

Plant is to be sold, assigned or transferred to any entity, this

Agreement shall be assigned to and assumed by the purchaser,

assignee or transferee in accordance with this Article as a

condition to the effectiveness of the sale, assignment or

transfer.

          Upon fifteen (15) days' prior written notice to Buyer,

Seller may, without the consent of Buyer, assign this Agreement for collateral security purposes in connection with the financing or refinancing of the Plant.  Such prior notice to Buyer shall specify the entity to whom payments under Article IV are to be made subsequent to the effective date of the assignment.

          If Seller has not been notified in writing by Buyer

that Seller is in breach of this Agreement under Article XIII,

Seller may also assign this Agreement without the consent of

Buyer, subject to the following conditions.  Seller shall provide at least thirty (30) days' prior to the effective date of the proposed assignment:  (1) an assignment and assumption agreement duly executed by Seller and the assignee in the form of Exhibit C hereto, providing that the assignee unconditionally assumes, and agrees to be bound by, all of the terms and conditions of this

Agreement, and whereby the assignee makes certain additional representations, warranties and covenants, and, upon request, (2)

a favorable opinion of counsel for the assignee respecting the matters set forth in item (1) above in the form of Exhibit D hereto.

Article XVIII.  Approval of Agreement

          Each party to this Agreement acknowledges that the

effectiveness of this Agreement, other than the provisions of

Article XXI, paragraph (k), is conditioned upon approval by the

Commission.

          After execution of this Agreement by the parties, Buyer

promptly shall submit this Agreement to the Commission for its approval and for authorization to recover all payments to Seller by Buyer hereunder through Buyer's fuel adjustment clause.

          In the event that the Commission conditions its

approval of this Agreement on any change to this Agreement

(including the Exhibits thereto), this Agreement shall become effective only upon agreement of the parties to the change or changes required by the Commission.  In the event the Commission disapproves this Agreement or conditions its approval of this

Agreement to provide for less than full recovery by Buyer,

through its fuel adjustment clause, of any payments made by Buyer to Seller under this Agreement, then this Agreement shall become null and void without either party becoming liable to the other;

provided, however, that this provision does not constitute a waiver by Seller of the right to appeal or challenge any order disapproving or conditionally approving this Agreement or of its right to have this Agreement become effective if such appeal or challenge is successful.

Article XIX.  Amendments, Approval of Amendments

          This Agreement shall not be amended unless such

amendment shall be in writing and signed by the parties.  Any such amendment shall not become effective as to the parties or their successors unless and until such amendment is approved by the Commission.

          In the event that the Commission conditions its

approval of any amendment on any change to such an amendment or to this Agreement, the proposed amendment shall become effective only upon agreement of the parties to the changes required by the

Commission.  In the event the Commission disapproves the

amendment, such amendment shall become null and void without either party becoming liable to the other; provided, however,

that this provision does not constitute a waiver by Seller of the right to appeal or challenge any order disapproving or

conditionally approving such an amendment, or of its right to have the amendment become effective if such challenge or appeal is successful.

          Approval of any amendment by the Commission pursuant to

this Article must be accompanied by authorization by the

Commission of the full recovery through Buyer's fuel adjustment clause of all payments to Seller by Buyer under this Agreement relating to such amendment.

Article XX.  Applicable Avoided Cost Payments Upon Termination

          In the circumstances described below, Seller shall pay

to Buyer the cumulative positive difference, with interest at the contract interest rate specified in Article VI, of (A) the

payments made by Buyer to purchase Seller's electricity, minus

(B) the amount Buyer would have paid to Seller if the same amount of electricity had been purchased at a rate equal to Buyer's applicable avoided cost:

          (a)  If, after the Commercial Operation Date, Buyer

shall terminate this Agreement pursuant to Article XIII.  Breach;

Cure; Dispute Resolution, or due to any other material breach of this Agreement by Seller giving rise to a right of Buyer to

terminate this Agreement, the above stated payment shall be made after such termination and the applicable avoided cost shall be

Buyer's short-run avoided costs as defined in Exhibit H at the time the electricity was delivered.

          (b)  If Seller shall terminate this Agreement pursuant

to Article IX.  Rearrangement, Relocation, Retirement or

Abandonment of Buyer's Facilities, the above stated payment shall be made after such termination and the applicable avoided cost shall be Buyer's long-run avoided cost as estimated by the

Commission in its 1988 Order in Case 28962.

Article XXI.  Miscellaneous Provisions

          (a)  Binding Effect.  This Agreement and any extension

shall inure to the benefit of and, other than assigns pursuant to an assignment for collateral security related purposes in

connection with financing or refinancing the Plant pursuant to

Article XVII, shall be binding upon the parties and their

respective successors and assigns.

          (b)  Counterparts.  This Agreement may be executed in

several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          (c)  Notices.  Where written notice is required by this

Agreement, all notices, certificates or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          (1)  To Seller:

               President
               Saranac Energy Company, Inc.
               Five Post Oak Park
               Suite 1400
               Houston, Texas 77027

          (2)  To Buyer:

               Vice President Marketing Services
               New York State Electric & Gas Corporation
               4500 Vestal Parkway East
               P.O. Box 3607
               Binghamton, New York 13902-3607

or to such other and different address as may be designated by the parties.

          (d)  Prior Agreements Superseded.  This Agreement shall

completely and fully supersede all other prior understandings or agreements, both written and oral, between the parties relating to the subject matter hereof.

          (e)  Applicable Law.  This Agreement shall be governed

by and construed in accordance with the laws of the State of New

York.

          (f)  Waiver.  No delay or omission in the exercise of

any right under this Agreement shall impair any such right or shall be taken, construed or considered as a waiver or

relinquishment thereof, but any such right may be exercised from time to time and as often as may be deemed expedient.  In the event that any agreement or covenant herein shall be breached and thereafter waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other

breach hereunder.

          (g)  Fuel Supply Contract.  Within six (6) months from

the date of Commission approval of this Agreement pursuant to

Article XVII, or within six (6) months from the date of approval of the application of Seller or its affiliate for authorization to construct the natural gas pipeline from the United States-

Canada border to the Plant pursuant to Article VII of the New

York Public Service Law ("Gas Pipeline Approval"), whichever is later but in no event less than six (6) months prior to the

Commencement Date, Seller shall provide Buyer with the material terms proposed for the fuel supply and transmission contracts for the Plant.  As soon as reasonably possible after receipt of the contract terms, Buyer shall advise Seller of the date, not to exceed ninety (90) days, after receipt by Buyer of such

contracts, by which Buyer shall determine whether Seller's fuel supply and transmission contract terms demonstrate that Buyer can reasonably expect that Seller will operate the Plant for the term of this Agreement.  Buyer shall make this determination based on various factors which shall include, but not be limited to, the following:

          (a)  term of fuel supply and transmission contracts;

          (b)  price of fuel supply;

          (c)  quantity/quality of fuel supply;

          (d)  availability of fuel supply;

          (e)  transmission/curtailment of fuel deliveries; and

          (f) assumability/assignment of fuel supply and transmission contracts by Buyer.

          Prior to the date of the closing of construction

financing, Seller shall supply Buyer with copies of the

unexecuted fuel supply and transmission contracts for the Plant.

Within thirty (30) days of receiving such contracts, Buyer shall notify Seller (1) whether the terms of such contracts are, in any respect material to the above determination, different from the terms that Buyer previously reviewed pursuant to this paragraph

(g) and (2) which provisions are different, and (3) in what

respect those provisions are different.

          If Buyer fails to provide its assessment of the

proposed contract terms within ninety (90) days of receipt of such proposed terms, or if Buyer fails to notify Seller whether the unexecuted final contracts are different in any material respect from the proposed terms within thirty (30) days of

receipt of such contracts, then the proposed terms or actual contracts, as the case may be, shall be deemed sufficient.  If

Buyer reasonably determines that the unexecuted contracts do differ in some material respect from the proposed contract terms,

Buyer shall have an additional ninety (90) days to complete its assessment of such different terms.  Buyer agrees that if the terms of the actual contracts are not in any material respect inferior to or different from the proposed contract terms

previously deemed sufficient by Buyer, the Buyer shall have no right to object to such actual fuel supply and transmission

contracts.

          The parties contemplate that the submission of proposed

contract terms may be piecemeal, and may be repeated by the

submission of new and different proposed contract terms, in whole or in part, prior to submission of unexecuted contracts.  In such event, Buyer will assess such partial or substitute proposed contract terms in the manner and on the schedule set out above.

          Seller hereby agrees to reimburse Buyer for the costs

of engaging consultants selected by Buyer if use of such

consultants to assess proposed contract terms or review

unexecuted contracts is necessary to expedite the assessment and review process.  In the event of a dispute regarding Buyer's evaluation of Seller's fuel supply and transmission contracts pursuant to this paragraph (g), such disputes shall be subject to

Commission review.

          On or before seven (7) days after the date of the

closing of construction financing, Seller shall supply Buyer with copies of the fully executed fuel supply and transmission

contracts for the Plant.  Notwithstanding any other provision of this Agreement, Buyer may object to the fully executed fuel

supply and transmission contracts under the same standards

established for the proposed terms originally provided to Buyer,

if and only if such executed contracts are not in all material respects comparable to the unexecuted contracts previously

provided to Buyer.  Seller shall also provide Buyer promptly with any and all amendments, modifications and/or revisions to such contracts.

          In the event that the Seller is unable to comply with

the requirement of this Paragraph, this Agreement shall at the option of the Buyer become null and void without liability or any description, kind or nature whatsoever by either party to the other.

          All fuel supply and transportation contract

information, specifically designated as confidential and

proprietary at the time it is provided, shall remain the property of and shall be returned to the providing party when this

Agreement is terminated.  Any such confidential or proprietary information disclosed by either of the parties to the other party shall be regarded as strictly confidential and shall not, without the specific prior written consent of the providing party in each instance, be disclosed to any third party.

          Confidentiality or proprietary status shall not apply

to such information if a party can show that:

          (1)  At any time of disclosure such information was

               readily available to the public; or

          (2)  Subsequent to the time of disclosure such

               information became readily available to the public

               through no fault of the receiving party; or

          (3)  Such information has been made known to the

               receiving party by a third party in accordance

               with such third party's rights without any

               restriction on disclosing; or

          (4)  Such information was in the receiving party's

               possession prior to disclosure thereof to the

               receiving party by the providing party.

          Further, such information may be disclosed as required

by law or regulatory authority exercising jurisdiction over the receiving party; provided, however, the receiving party shall use its best efforts to preserve the privileged status of the

confidential and proprietary information through any lawful means available.

          (h)  Construction and Commercial Operations.  The

Seller must commence construction of the Plant no later than thirty-six (36) months after the later of (1) Commission approval of this Agreement pursuant to Article XVIII or (2) Gas Pipeline

Approval.  The Commencement Date must occur no later than sixty

(60) months after Commission approval of this Agreement pursuant to Article XVIII.  Seller's obligation to commence construction and achieve the Commencement Date no later than the

aforementioned milestones shall not be suspended due to force majeure pursuant to Article XVI.  In the event that the Seller is unable to comply with the requirements of this Paragraph, this

Agreement shall at the option of the Buyer become null and void without liability of any description, kind or nature whatsoever by one party to the other.

          (i)  Deposit.  Within six (6) months from the date of

commission approval of this Agreement pursuant to Article XVIII,

the Seller shall post with the Buyer a deposit of $4 for each KW of Plant capacity -- 79,800 KW ($319,200).  Within eighteen (18)

months from the date of approval of this Agreement pursuant to

Article XVIII, the Seller shall post with the Buyer an additional deposit of $6 for each KW of Plant capacity ($478,800).  Not later than the last day for commencement of construction

specified by Article XXI(h), and in no event later than the last day of the fifty-second (52nd) month following Commission

approval of this Agreement, the Seller shall post an additional deposit of $5 for each KW of Plant capacity ($399,000).  All such deposits shall hereinafter be referred to collectively as the

"Deposit."  The Deposit shall be in the form of cash or an

irrevocable letter of credit, mutually satisfactory in form and content to Buyer and Seller under the standards of the

Commission's Opinion and Order Establishing Milestone and

Contract Conversion Procedures (Opinion No. 88-28 issued

November 10, 1988), from a financial institution rated at least

AA for a term that extends ten days beyond the scheduled

Commercial Operation Date of the Plant.  If the Deposit is in

cash, the Buyer will hold the Deposit in escrow and invest it in the Certificate of Deposit or U.S. Treasury Bill of the Seller's

choice; provided, however, the instrument must mature on or

before the Commercial Operation Date of the Plant.  The Deposit

will be refunded, with interest, when the Plant achieves the

Commercial Operation Date.  In the event that the Seller is

unable to comply with the requirement of this Paragraph, this

Agreement shall at the option of the Buyer become null and void without liability of any description, kind or nature whatsoever by Buyer to Seller.  Buyer understands that Seller will seek from the Commission the right to a refund of the deposit in the event that Gas Pipeline Approval is denied.

          (j)  Usury Savings Clause.  If any provision of this

Agreement or the Exhibits hereto calling for the payment of

interest shall require the payment of an amount of interest that would be in excess of the maximum amount allowed by applicable law, then the provision shall be interpreted and applied,

automatically and without further action by the parties thereto,

to require payment of not more than the maximum amount permitted by applicable law.

          (k)  Interconnection Costs Reimbursement.  In the event

Seller requests Buyer to perform any work, studies or analysis for purposes of determining the interconnection or other

requirements necessary for the parties to perform their

obligations under this Agreement, Buyer shall perform such work,

studies or analysis and shall be reimbursed by Seller for costs incurred therewith.  The parties agree that this provision shall be binding and effective without regard to any other provision of this Agreement.

          IN WITNESS WHEREOF, the Seller and Buyer have caused

this Agreement to be executed by their proper officers thereunto duly authorized and their respective corporate seals to be

hereunto affixed and attested as of the date first above written.

          IN  WITNESS  WHEREOF, the Seller and Buyer have  caused

this  Agreement to be executed by their proper officers thereunto duly  authorized  and  their respective  corporate  seals  to  be hereunto affixed and attested as of the date first above written.



                              SARANAC ENERGY COMPANY, INC.

Attest:


By: __/s/ Melanie Gooch______ By: _/s/ David H. Dewhurst____
   Name:Mwlanie Gooch           Name: David H. Dewhurst
   Title: Corporate Secretary   Title: President




                                NEW YORK STATE ELECTRIC & GAS
                                CORPORATION

Attest:


By: /s/ D.W. Farley           By: _/s/ B. M. Rider______
   Name:  D.W. Farley           Name: B. M. Rider
   Title: Corporate Secretary   Title: Senior Vice President




STATE OF TEXAS      )
                    ) ss:
COUNTY OF HARRIS    )

          On this 26th day of April, 1990, before me personally came David H. Dewhurst, to me personally known, who, being by me duly sworn, did depose and say that he resides at 1121 H Post Oak Park, Houston, Texas, and that he is the President of SARANAC ENERGY COMPANY, INC. the corporation named in and which executed the foregoing instrument; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; that said seal was affixed to said instrument on behalf of said corporation by authority of its Board of Directors or By-Laws; and that he signed his name thereto by like authority.




                                   __/s/________________________



STATE OF NEW YORK   )
                    ) ss:
COUNTY OF BROOME    )

          On this 27th day of April, 1990, before me personally came Bernard M. Rider, to me personally known, who, being by me duly sworn, did depose and say that he resides at 23 Crescent Drive, Apalachin, N.Y., and that he is a Senior Vice President of NEW YORK STATE ELECTRIC & GAS CORPORATION, the corporation named in and which executed the foregoing instrument; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; that said seal was affixed to said instrument on behalf of said corporation by authority of its Board of Directors or By-Laws; and that he signed his name thereto by like authority.




                                   _/s/ Jeanette F. Holbert__

                       AMENDMENT NO. 1 TO
                    POWER PURCHASE AGREEMENT
                             BETWEEN
            NEW YORK STATE ELECTRIC & GAS CORPORATION
                               AND
                      SARANAC ENERGY COMPANY, INC.



          This Amendment No. 1 made the 29th day of August, 1991

by and between New York State Electric & Gas Corporation

("Buyer"), a corporation organized under the Transportation

Corporations Law of the State of New York, and Saranac Energy

Company, Inc. ("Seller"), a corporation organized under the law of the State of Texas, hereby amends that certain power purchase agreement between Buyer and Seller, dated as of April 27, 1990

(the "Agreement").

                           WITNESSETH:

          WHEREAS, Buyer and Seller entered into the Agreement

and, pursuant to the terms thereof, submitted the Agreement to the Public Service Commission ("Commission") for approval and for authority to recover all direct power purchase costs incurred under the Agreement pursuant to the Buyer's fuel adjustment

clause; and

          WHEREAS, the Commission, by an Order Approving

Contracts Subject to Conditions, dated March 5, 1991 ("Order"),

approved the Agreement contingent upon certain conditions and subsequently issued an Order Granting Rehearing in Part and

Directing Filing of a Contract Supplement, dated July 12, 1991

("Rehearing Order"), which, among other things, directed the filing of a contract supplement within forty-five (45) days of the Rehearing Order that would implement the Commission's

directives in the Rehearing Order and Order (to the extent

consistent with the Rehearing Order); and

          WHEREAS, the Order and Rehearing Order state that Buyer

shall be permitted to recover all direct purchase costs incurred pursuant to the Agreement, as modified pursuant to the Order and

Rehearing Order; and

          WHEREAS, Buyer and Seller desire to amend the Agreement

in order to comply with the directives of the Order and Rehearing

Order.

          NOW, THEREFORE, in consideration of the premises and

other good and valuable consideration given one party to the other, the sufficiency of which each party acknowledges, Buyer and Seller agree as follows:

          1.   In order to reflect Seller's decision to develop a

single, consolidated project at the site of the Georgia-Pacific

Corporation in Plattsburgh, N.Y. in accordance with the Rehearing

Order, the following modifications are made to the Agreement:

               a.   The second WHEREAS clause on page 1 of the

Agreement is deleted in its entirety and replaced with the

following:

                    WHEREAS, Saranac Energy Company, Inc., (or
               its assignee pursuant to Article XVII of this Agreement) ("Seller"), proposes to construct, own, and operate a natural gas fired cogeneration plant and appurtenant facilities located in Clinton County, New York as more specifically defined in exhibit A "site plan" (the "Plant"), which is designed to generate nominally 225 MW but not to exceed 240 MW of capacity (net of station uses) and to generate approximately 1,971,000 MWH of electric energy annually (individually and collectively referred to as "electricity") for delivery to the electric system of Buyer with which the Plant will be physically interconnected to the extent committed under Article III of this Agreement; and

          b.  The WHEREAS clause carrying over from page 1 to

page 2 of the Agreement is deleted in its entirety and replaced with the following:

                    WHEREAS, the Plant will be a qualifying
               facility under the Federal Power Act, as amended by the Public Utility Regulatory Policies Act of 1978 ("PURPA"), as defined in 16 U.S.C. Section 796, and the regulations promulgated thereunder as in effect on the date of this Agreement, except that the Plant shall be required to comply with amendments to said law and regulations specifically made retroactive to the Plant; and

          c.  The last WHEREAS clause on page 2 of the Agreement

is revised to read as follows:

                    WHEREAS, Buyer, pursuant to the Order and
               Rehearing Order, agrees to purchase electricity generated by the Plant on the terms and conditions set forth herein and therefore is willing to enter into this Agreement with Seller.

          d.  Subparagraph (b) of Section 1.1 of Article I of the

Agreement is deleted in its entirety and replaced with the

following:

                    (b)  Seller represents, covenants and
               warrants that if the Plant is constructed, Seller shall own and operate the Plant during the term of this Agreement and that the Plant will have a nominal rated capacity of approximately 225 MW and in no event will exceed 240 MW of capacity (net of station uses) and is projected to generate approximately 1,971,000 MWH of electric energy annually, and that this Agreement shall be binding for the term hereof on Seller. Seller represents and further warrants that, at the time of the Commercial Operation Date (as herein defined) of the Plant and at all times hereafter during the term of this Agreement, the Plant will be a qualifying facility under the Federal Power Act, as amended by PURPA, and the regulations promulgated thereunder as in effect on the date of this Agreement, except that the Plant shall be required to comply with amendments to said law and regulations specifically made retroactive to the Plant.

          e.  Subparagraph (e) of Article XIII of the Agreement

is deleted in its entirety and replaced with the following:

                    (e)  The rights of lenders to Seller to cure
               a breach of any obligation of Seller not enumerated in this Article XIII and/or to forestall termination of this Agreement by Buyer for a material breach of this Agreement by Seller not enumerated in this Article XIII are addressed in the Security exhibit to this Agreement.

          2.  Subparagraph (c) of Section 1.1 of Article I of the

Agreement is deleted in its entirety and replaced with the

following:

                    (c)  Seller represents, covenants and
               warrants that, to the best of Seller's knowledge, information and belief then available at the time of the Commercial Operation Data of the Plant. Seller will be in material compliance with, all laws, judicial and administrative orders, rules and regulations, with respect to the ownership and operation of the Plant, including but not limited to the following: all requirements to obtain and comply with the conditions of any applicable certificates, licenses, permits, and governmental approvals; the requirements of the Order and Rehearing Order; the filing of all applicable environmental impact analyses; and, if applicable and required by law, the mitigation of demonstrable environmental impacts.

          3.  Section 1.3 of Article I of the Agreement is

deleted in its entirety and replaced with the following:

                    On or before October 10, 1991, each party
               shall furnish the other a favorable opinion of its counsel, in the form of Exhibits F and G, and otherwise in compliance with the Commission's "Order Approving Contracts Subject to Conditions," issued March 5, 1991, and "Order Granting Rehearing in Part and Directing Filing of a Contract Supplement," issued July 12, 1991, respecting certain representations made by the party furnishing the opinion.

          4.  In order to comply with the Commission's directive

that language providing that the Commission will arbitrate

contract breach disputes and fuel supply/transportation disputes be deleted, the following modifications are made to the

Agreement:

               a.   The phrase "subject to the dispute resolution

procedure in Article XIII(c)" is deleted from the carry over sentence on the bottom of page 17 of the Agreement and is

replaced with the phrase "subject to the Seller's right to

petition the Commission for a determination that such facts are necessary."

               b.   Subparagraph (a) of Article XIII of the

Agreement is deleted in its entirety and replaced with the

following:

               (a) The sale by Seller to a party, or diversion by Seller for electricity committed to Buyer by under Article III without the approval of Buyer, shall constitute a breach, as a result of which breach Buyer may, in its discretion, upon sixty
               (60) days' written notice to Seller specifying the reason(s) and the basis for terminating the Agreement, treat the Agreement as terminated and all obligations to purchase and pay for electricity (other than electricity provided prior to the date of termination) extinguished; provided, however, that such notice must be sent within (1) year after actual discovery by Buyer of the facts giving rise to the claim of breach. The rights of lenders to Seller to cure such a breach and/or to forestall termination by Buyer pursuant to this paragraph are addressed in the Security exhibit to this Agreement.

          c.   Subparagraph (b) of Article XIII of the Agreement

is deleted in its entirety and replaced with the following:

                    (b)  Upon the discovery, by a party either
               that a material, factual representation made in this Agreement by the other party as a basis for the party's willingness to enter into this Agreement, or made by such other party's assignee, has been falsely made and the falsehood was made wilfully, knowingly or with a reckless disregard for its truth or falsity, or that a material warranty under Article I of this Agreement has been wilfully and knowingly breached, the party may terminate this Agreement; provided, however, that the party seeking to terminate the Agreement must terminate the Agreement within one (1) year after actual discovery by that party of the facts giving rise to the claim herein. The rights of lenders to Seller to cure such breach and/or to forestall termination by Buyer pursuant to this paragraph are addressed in the Security exhibit to this Agreement.

          d.   Subparagraph (c) of Article XIII of the Agreement

is deleted in its entirety and replaced with the following:



                    (c)  Under events 1-7 enumerated below, the
               identified act, failure or omission by Seller or Buyer will constitute a breach of this Agreement. Seller or Buyer shall notify the other party in writing, which notice shall specify the nature of the act, failure or omission and the evidence supporting the claim; provided, however, that such notice must be sent within one (1) year after actual discovery by the party seeking to terminate this Agreement of the facts giving rise to the claim herein. Following such notice, the other party and, in the case of breach by Seller, Seller's secured lenders, shall have a sixty (60) day period in which to cure the act, failure or omission, or, if the breach cannot be cured through diligent action within the sixty (60) day period, to work diligently to cure the breach. In the latter event, the breaching party shall notify the party alleging the breach of the additional period necessary to cure the breach, and the party alleging the breach shall either agree with such additional period as the non-breaching party believes is reasonable or disagree in writing with the additional requested period within seven (7) working days of receipt of notice from the party alleged to be in breach. In the event the party alleged to be in breach fails to cure either within (a) said sixty (60) day period, (b) seven
               (7) working days of receipt by the party alleged to be in breach of written notice from the non-breaching party that the non-breaching party does not accept the extension of the cure period claimed to be necessary by the party alleged to be in breach, or (c) the additional necessary period agreed to in writing by the non-breaching party, this Agreement may be terminated by the party alleging the breach. Upon such termination, all further obligations to pay any amounts previously owed to the other party) shall be extinguished:

               1. An assignment of this Agreement or any rights created by it is made in violation of the provisions of Article XVII.

               2.   A failure to Comply with any material
                    provision of either Article XI or the Buyer's
                    Bulletin described in Article VIII.

               3. A failure to grant or obtain rights-of-way or easements or to execute documents as required by this Agreement.

               4. A failure by one party to make payments when due, when such payments due reach a level which cannot be offset by any payments due and owing that party by the other party for services rendered, equipment supplied or electricity purchased in any one month.

               5. A failure to maintain, or an intentional or knowing material impairment of, any security which is provided to secure payments for electricity, including, but not limited to, any refusal to surrender possession of the Plant pursuant to a security provision granting Buyer a right to possession.

               6.   A failure by Seller for a period of sixty
                    (60) days to use good faith efforts to resume the delivery of electricity pursuant to this Agreement after the Plant has ceased operating.

               7. A failure by Seller to deliver to Buyer an accurately executed "Independent Power
                    Producer Generator Notice," Buyer's Form NB
                    232, within ninety (90) days from the date of execution of the Agreement.

                    The rights of lenders to Seller to cure such a breach and/or to forestall termination pursuant to this paragraph (c) are addressed in the Security exhibit to this Agreement.

          5.   In order to comply with the Commission's

directives relative to the timing of the submission of a fuel supply contract and relative to the settlement of disputes

regarding the adequacy of fuel supply and transmission

arrangements, the texts of the first six paragraphs of

subparagraph (g) of Article XXI of the Agreement are deleted in their entirety and replaced with the following:

                    (g)  At any time after the execution hereof,
               seller may provide Buyer with the material terms or unexecuted contracts proposed for the fuel supply and transmission contracts for the Plant. As soon as reasonably possible after receipt of such contracts or terms, Buyer shall advise Seller of the date, not to exceed ninety (90) days after receipt by Buyer of such contracts or terms, by which Buyer shall determine whether Seller's fuel supply and transmission contracts or terms demonstrate that Buyer can reasonably expect that Seller will operate the Plant for the term of this Agreement. Buyer shall make this determination based on various factors which shall include, but not be limited to, the following:

              (a)  term of fuel supply and transmission
                    contracts;

              (b)  price of fuel supply;

              (c)  quantity/quality of fuel supply;

              (d)  availability of fuel supply;

              (e)  transmission/curtailment of fuel deliveries;
                    and

              (f)  assumability/assignment of fuel supply and
                    transmission contracts by Buyer.

                    Prior to the last day on which Seller is
               permitted to commence construction under Article XXI(h), hereof, Seller shall supply Buyer with copies of the executed fuel supply and transmission contracts for the Plant. Provided Buyer has previously reviewed material terms or unexecuted contracts, then within thirty (30) days of receiving such executed contracts, Buyer shall notify Seller (1) whether the terms of such contracts are, in any respect material to the above determination, different from the contracts or terms that Buyer previously reviewed pursuant to this paragraph (g), (2) which provisions are different, and (3) in, what respect those provisions are different.

                    If Buyer fails to provide its assessment of
               the proposed contracts or terms within ninety (90) days of receipt of such proposed contracts or terms, or if Buyer has previously reviewed material terms or unexecuted contracts and Buyer fails to notify Seller whether the executed final contracts are different in any material respect from the proposed terms within thirty (30) days of receipt of such executed contracts, then the proposed terms or executed contracts, as the case may be, shall be deemed sufficient. If Buyer reasonably determines that the executed contracts do differ in some material respect from the proposed contracts or terms, Buyer shall have an additional ninety (90) days to complete its assessment of such different terms. Buyer agrees that if the terms of the executed contracts are not in any material respect inferior to or different from the proposed contracts or terms previously deemed sufficient by Buyer, the Buyer shall have no right to object to such executed fuel supply and transmission contracts.

                    The parties contemplate that the submission
               of proposed contracts or terms may be piecemeal, and may be repeated by the submission of new and different proposed contracts or terms, in whole or in part, prior to submission of executed contracts. In such event, Buyer will assess such partial or substitute proposed contracts or terms in the manner and on the schedule set out above.

                    Seller hereby agrees to reimburse Buyer for
               the costs of engaging consultants selected by Buyer if use of such consultants to assess proposed contract terms or review contracts is necessary to expedite the assessment and review process.

                    On or before the last day on which Seller is
               permitted to commence construction under Article XXI(h), hereof, Seller shall supply Buyer with copies of the fully executed fuel supply and transmission contracts for the Plant. Notwithstanding any other provision of this Agreement, Buyer may object to the fully executed fuel supply and transmission contracts under the same standards established for the proposed terms originally provided to Buyer, if and only if such executed contracts are not in all material respects comparable to the material terms or unexecuted contracts previously provided to Buyer.

                    Seller shall also provide Buyer promptly with
               any and all amendments, modifications and/or revisions to such contracts.

          6.   Subparagraph (a) of Article XIV on page 42 of the

Agreement is deleted in its entirety and replaced with the

following:

               (a)  Commercial general liability
               insurance in the amount of at least
               $5,000,000 per occurrence for bodily
               injury and property damage resulting
               from the operation of Seller's
               facilities; and

          7.   The text of Article XIX of the Agreement shall be

deleted in its entirety and shall be replaced with the following:

               Any amendment of this Agreement shall
               not be effective unless such amendment
               shall be in writing and executed by
               Seller and Buyer.

          8.   In order to comply with the Commission's directive

relative to the commencement of construction and commercial

operation milestones, the following modifications are made to the

Agreement:

                    a.  The text of subparagraph (h) of Article

XXI of the Agreement is deleted in its entirety and replaced with the following:

               (h)  Construction and Commercial Operation

               Seller must commence construction of the Plant no later than March 5, 1994 and the Plant must commence commercial operation no later than March 5, 1996. Seller's obligation to commence construction and commercial operation of the Plant no later than the aforementioned milestone dates shall not be suspended due to force majeure pursuant to Article XVI. Seller may extend the commencement of construction date of March 5, 1994 by posting additional deposits as provided by subparagraph (i) of this Article XXI. Seller may extend the commencement of commercial operation date of March 5, 1996 by forfeiting portion of the Deposits posted, as provided by subparagraph (i) of this Article XXI. In the event Seller is unable to comply with either milestone date established herein, as said milestone date may be extended pursuant to the terms of this Article XXI, this Agreement shall, at the option of Buyer, become null and void without liability of any description, kind, or nature whatsoever by one party to the other, and any Deposit posted shall be deemed forfeited to Buyer, and Buyer may retain any cash and enforce collection upon any letter of credit.

                    b.   The text of subparagraph (i) of Article

XXI of the Agreement is deleted in its entirety and replaced with the following:

               (i)  Deposit

               On or before September .5, 1991, the Seller shall post with the Buyer a deposit of $4 for each KW of Plant capacity - 240 MW ($960,000). On or before September 5, 1992, the Seller shall post with the Buyer an additional deposit of $6 for each KW of Plant capacity - 240 MW ($1,440,000). On or before March 5, 1994, the Seller shall post a final deposit of $5 for each KW of Plant capacity-240,000 MW ($1,200,000).

               All such deposits posted pursuant to the terms of this subparaqraph(i) shall hereinafter be referred to collectively as the "Deposit." The Deposit shall be in the form of cash or an irrevocable letter of credit, mutually satisfactory in form and content to Buyer and Seller under the standards of the Commission's Opinion and Order Establishing Milestone and Contract Conversion Procedures (Opinion No. 88-28, issued November 10,
               1988), from a financial institution rated at least AA for a term that extends at least ten (10) days beyond the commercial operation milestone date of March 5, 1996, or ten (10) days beyond any extension of said commercial operation milestone date pursuant to the provisions of this subparagraph (i).

               If the Deposit is in cash, the Buyer will hold the Deposit in escrow and invest it in the Certificate of Deposit or U.S. Treasury Bill of the Seller's choice; provided, however, the instrument must mature on that date that is at least ten (10) days after the commercial operation milestone date of March 5, 1996, as that date may be extended pursuant to the provisions of this subparagraph
               (i).

               If Seller fails to post any Deposit as required by the terms of this subparagraph (i), this Agreement shall at the option of Buyer become null and void without any liability of any description, kind or nature whatsoever by Buyer to Seller, and any Deposit posted shall be deemed forfeited to Buyer, and Buyer may retain any cash, exclusive of accrued interest which shall be returned to Seller on demand, and enforce and collect upon any letter of credit. Seller's Deposit obligations under this subparagraph (i) shall not be suspended due to force majeure pursuant to Article XVI of this Agreement.

               Except for amounts forfeited to obtain an extension of the commercial operation milestone date, any Deposits will be refunded, with accrued interest, and any letter of credit withdrawn, if the Plant commences commercial operation on or before the commercial operation milestone date, as that date may be extended pursuant to the provisions of this subparagraph (i).

               In the event Seller fails to commence construction of the Plant on or before March 5, 1994, Seller may elect to secure monthly extensions of that milestone date, up to a maximum of six (6) additional months, by posting within seven (7) business days after March 5, 1994, and within seven (7) business days of the commencement of construction milestone date as it is extended by the prior monthly deposit, additional refundable deposits in the form of (a) cash, or (b) irrevocable letter(s) of credit from a financial institution rated at least AA and in form and substance satisfactory to Buyer, in an amount equal to $1 for each kw of Plant capacity - 240 MW ($240,000), for each additional month.

               equal to $1 for each kw of Plant capacity - 240 MW
               ($240,000), for each additional month.

               If Seller fails to commence commercial operation of the Plant on or before March 5, 1996, Seller may elect to secure monthly extensions of the commercial operation milestone date, up to a maximum of twelve (12) additional months, by forfeiting irrevocably to Buyer a portion of the Deposit posted in an amount equal to $1 for each kw of Plant capacity - 240 MW ($240,000) for each monthly extension of the commercial operation milestone date.

          9.  The text of Exhibit A - Project Description to the

Agreement is deleted and replaced with the revised Exhibit A attached hereto as Appendix I.

          10. Exhibit A-3 to the Agreement is deleted in its

entirety and replaced with the following:

                   Buyer having the responsibility to arrange
               for the transmission or wheeling of electricity generated by the Plant (which will produce approximately 225 MW of electricity, not to exceed 240 MW net of station uses) to the extent necessary or desirable for the operation of Buyer's system after such electricity is delivered to Buyer pursuant to this Agreement, but both the probable amount of costs for such transmission and the responsibility therefor being in dispute between Buyer and Seller; and Seller requiring a predetermined liability for such costs in order to permit financing of the Facility, Buyer and Seller hereby agree as follows:

                    1.   The terms and conditions set forth in
               this Exhibit shall be treated confidentially by the parties, consistent with applicable legal requirements, and the parties shall request the Commission to afford these terms and conditions trade secret status.

                    2.   If and for so long as Seller is
               providing electricity from the Plant to Buyer with Buyer having the responsibility to arrange and pay for transmission of up to all of such power to points outside Buyer's Clinton County service territory, Seller shall pay to Buyer a Wheeling Fee calculated in accordance with the following:

                    If and for so long as Seller is delivering
               electricity as described above, one-twelfth of $4,250,000 per month for the first twelve months following the Commercial Operation Date.

                    For each subsequent twelve-month period,
               Seller shall pay monthly 105% of the final monthly payment for the previous twelve-month period. The monthly payments are illustrated in the following table:

                            TABLE A-3

                          Wheeling Fee


Year Following
Commercial Operation Date          Monthly Payment

                1                        $354,167

                2                        $371,875

                3                        $390,469

                4                        $409,992

                5                        $430,492

                6                        $452,016

                7                        $474,617

                8                        $498,348

                9                        $523,265

                10                       $549,429

                11                       $576,900

                12                       $605,745

                13                       $636,032

                14                       $667,834

                15                       $701,226



                    3.   Each monthly payment by Seller shall be
               made, in arrears, on or before the first business day of the following month; and at Buyer's discretion, if payment has not been received by Buyer at the time of Buyer's payment to Seller for power received during the previous billing month, such monthly payment with interest pursuant to
               Article VI of the Agreement from that first business day may be offset against Buyer's said monthly payment to Seller. Once begun, payments under this exhibit, shall be made for a minimum of two years (twenty-four consecutive months). If Seller shall fail to make any required payment of the wheeling Fee to Buyer, Buyer shall notify lenders to Seller and Seller's parent corporation, and extend a thirty (30) day grace period to such entities. Payment of due amounts by any of such entities shall cure Seller's breach of the agreement contained in this exhibit and thereby preserve this agreement concerning transmission cost payments for Seller; but failure of all such entities to cure such breach shall not release Seller from its obligations under the preceding sentence, and such obligation of Seller shall be subject to the Security provisions in Exhibit B to the Agreement.

                    4. The terms and conditions of this exhibit are subject to the receipt by Buyer of written approval by the Commission of the Agreement, including this exhibit, and assurance from the Commission that Buyer will be allowed full recovery of all prudently-incurred transmission or wheeling costs incurred for transmission or wheeling of electricity generated by the Plant during the term of this Agreement over and above the current Wheeling Fee through Buyer's fuel adjustment clause; and if such prior rate recovery authorization is not so received, then this Agreement, including the terms and conditions set forth in this exhibit, shall be null and void, in the same manner as is set forth in Article XVIII.

                    5. Upon execution of this Agreement, Seller shall request the Commission to suspend action on its petition in Case 89-E-171 until Commission action on this Agreement as a whole, including the exhibits thereto, and Buyer shall support this request. Seller shall, upon Commission approval of the Agreement and this transmission cost agreement, withdraw its petition pending before the Commission in Case 89-E-171.

          11.  The amount of Thirty-Five million dollars

($35,000,000) appearing on pages B-6 and B-8 of the Agreement is replaced with Thirty Million Five Hundred Thousand Dollars

($30,500,000) dollars.

          12.  The carry-over paragraph on page B-6 and B-7 of

the Agreement is deleted in its entirety and replaced with the following:

               The above notwithstanding, Seller may refinance the debt and/or incur additional debt for the Plant, provided that the principal balance of the debt resulting from such refinancing and/or additional financing which has a security interest in the Plant superior to Buyer's pledge is no greater than the sum of (i) the principal balance of the debt for the Plant outstanding at the time of refinancing (the "Refinancing" portion), and
               (ii) such amount as is reasonably required, in the opinion of an independent engineer, to cause such repair alterations, modifications or improvements to the Plant as necessary for the continued operation of the Plant in compliance with this Agreement and with changes in the law subsequent to the Construction Closing Date (any debt incurred pursuant to clause(ii) above hereinafter referred to as the "Increased Financing"); and provided further that, the amortization of the aggregate amount of principal (a) under such Refinancing does not extend beyond the original date for the full amortization of principal for the debt being refinanced and (b) under such Increased Financing does not extend beyond the date on which the term of this Agreement expires.

          13.  In order to reflect Seller's revised pricing

proposal, the Agreement is modified as follows:

               a.   The text of the carry over paragraph on page

22 and 23 of the Agreement is deleted in its entirety and

replaced with the following:

               In the event that Seller demonstrates to Buyer's satisfaction that both of the aforesaid options would render operation of the Plant uneconomic for the balance of this Agreement, then Seller may elect to terminate this Agreement upon sixty (60) days' prior written notice to Buyer, provided that Seller either (a) has paid to Buyer any positive balance in the LC Tracking Account and all other amounts due Buyer under this Agreement, or (b) agrees to reimburse Buyer monthly the amount by which Buyer's actual reasonably incurred cost for replacement electricity exceeds the amount that Buyer would have paid to Seller under this Agreement in a reasonable and mutually satisfactory manner, and has paid all other amounts due to Buyer under this Agreement.

               b.   The text of Article XX shall be deleted in

its entirety, and the following shall be added to Article XIII of the Agreement:

                    (f) If Buyer shall terminate this Agreement pursuant to Article XIII, or due to any other material breach of this Agreement by Seller giving rise to a right of Buyer to terminate this Agreement, Seller shall pay to Buyer the cumulative positive difference, with interest at the contract interest rate specified in
                    Article VII, of (A) the payments made by Buyer to purchase Seller's electricity, minus
                    (B) the amount Buyer would have paid to
                    Seller if the same amount of electricity had been purchased at a rate equal to Buyer's short-run avoided cost as defined in Exhibit H at the time the electricity was delivered.

               c.   Pages B-29 through and including B-32 are

deleted and replaced with the text attached hereto as Appendix

II.

               d.   A new paragraph 8, which appears as Appendix

III attached hereto, shall be inserted on page B-20 of the

Agreement.

               e.   References to Article XX throughout this

Agreement shall be deemed to refer to the new subparagraph (f) of

Article XIII.

               f.   Article XXI of the Agreement shall be

renumbered as Article XX and any references to Article XXI shall be read as a reference to the renumbered Article XX.

               14.  This Amendment No. 1 to the Agreement shall

be submitted to the Commission for its approval.  The Agreement,

as modified by Amendment No. 1, shall become effective as to the

Seller and Buyer, in accordance with the provisions of Article

XVIII of the Agreement.

               15.  Pursuant to ordering clause 2 of the

Rehearing Order, Seller waives all of its right to appeal the decisions of the Albany County Supreme Court, dated June 12, 1991 in Falcon Seaboard Oil Co. v. Public Service Commission, Slip.

Op. No. 01-90-ST2731.

          IN WITNESS WHEREOF, the Seller and Buyer have caused

this Amendment No. 1 to be executed by their proper officers thereunto duly authorized and their respective corporate seals to be hereunto affixed and attested as of the date first above

written.



ATTEST:                            SARANAC ENERGY COMPANY, INC.



By:  /s/ Doug Divine               By::  /s/ David H. Dewhurst
                                       David H. Dewhurst
                                       President

Name:  Doug Divine



Title:  Senior Manager
        Regulatory Relations



ATTEST:                            NEW YORK STATE ELECTRIC & GAS
                                        CORPORATION



By:  /s/ Delores R. Hix            By::  /s/ Jack H. Roskoz
                                       Jack H. Roskoz
                                       Senior Vice President

Name:  Dolores R. Hix



Title:  ASSISTANT SECRETARY



STATE OF Texas  )
                )  ss.:
COUNTY OF Harris)

          On this 29th day of August, 1991, before me personally

came David H. Dewhurst to me personally known, who, being by me duly sworn, did depose and say that he resides in Houston, Texas,

that he is President of Saranac Energy Company, Inc. the

corporation named in and which executed the foregoing instrument;

that he knows the corporate seal of said corporation; that said seal was affixed to said instrument on behalf of said corporation by authority of its Board of Directors or By-Laws; and that he signed his name thereto by like authority.





                              /s/ Marty Sutkin

STATE OF NEW YORK)
                 )  ss.:
COUNTY OF BROOME )

          On this 30th day of August, 1991, before me personally

came Jack H. Roskoz, to me personally known, who, being by me duly sworn, did depose and say that he resides in the State of

New York, County of Broome, that he is the Senior Vice President of New York State Electric & Gas Corporation, the corporation named in and which executed the foregoing instrument; that he knows the corporate seal of said corporation; that said seal was affixed to said instrument on behalf of said corporation by

authority of its Board of Directors or By-Laws; and that he

signed his name thereto by like authority.





                          /s/ Jeanette F. Fendick


                          JEANETTE F. FENDICK
                          Notary Public, State of New York
                           No. 4648976
                          Resident in Broome County
                          My commission expires August 31, 1993